As filed with the Securities and Exchange Commission on December 1, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

BLUE COAT SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	91-1715963
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

420 North Mary Avenue

Sunnyvale, California 94085

(Address of principal executive offices) (Zip Code)

BLUE COAT SYSTEMS, INC.

Amended and Restated Employee Stock Purchase Plan

Stock Option Agreement with Gordon C. Brooks

Restricted Stock Unit Agreement with Gordon C. Brooks

(Full title of the Plan)

Brian M. NeSmith

President and Chief Executive Officer

BLUE COAT SYSTEMS, INC.

420 North Mary Avenue

Sunnyvale, California 94085

(Name and address of agent for service)

(408) 220-2200

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, $0.0001 par value
Under the Amended and Restated Employee Stock Purchase Plan(1)	3,000,000 Shares	$26.45	$79,350,000.00	$4,427.73
Under the Stock Option Agreement(2)	100,000 Shares	$26.45	$2,645,000.00	147.59
Under the Restricted Stock Unit Agreement(2)	33,350 Shares	$26.45	$882,107.50	$49.22

(1)	This Registration Statement covers 3,000,000 shares being added to the Amended and Restated Employee Stock Purchase Plan (as may be amended, the “ESPP”). This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the ESPP by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of Blue Coat Systems, Inc.
(2)	This Registration Statement also covers 100,000 shares which may become issuable under options awarded to Gordon C. Brooks and 33,350 shares which may become issuable under restricted stock units to be awarded to Gordon C. Brooks, each of which is being awarded outside of the Registrant’s stockholder-approved plan as an inducement grant pursuant to his offer letter with Blue Coat Systems, Inc. This Registration Statement shall also cover any additional shares of Common Stock which become issuable thereunder by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of Blue Coat Systems, Inc.
(3)	Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low price per share of Common Stock of Blue Coat Systems, Inc. as reported on the NASDAQ Global Select Market on November 30, 2009.

PART II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference

Blue Coat Systems, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “SEC”):

(a)	The Registrant’s Annual Report on Form 10-K filed with the SEC on June 22, 2009 for the fiscal year ended April 30, 2009, as amended pursuant to the Form 10-K/A filed with the SEC on August 27, 2009;

(b)	The Registrant’s Quarterly Report on Form 10-Q filed with the SEC on September 2, 2009 for the fiscal quarter ended July 31, 2009;

(c)	The Registrant’s Quarterly Report on Form 10-Q filed with the SEC on December 1, 2009 for the fiscal quarter ended October 31, 2009;

(d)	The Registrant’s Current Reports on Form 8-K filed with the SEC since April 30, 2009; and

(e)	The description of the Registrant’s outstanding Common Stock contained in the Registrant’s Registration Statement No. 000-28139 on Form 8-A12G filed with the SEC on November 16, 1999, pursuant to Section 12 of the Securities Exchange Act of 1934 (the “1934 Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933 (the “1933 Act”). The Registrant’s bylaws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. The Registrant’s Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of their fiduciary duty as directors to the Registrant and its stockholders. This provision in the Certificate of Incorporation does not eliminate the fiduciary duty of the directors, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant has entered into indemnification agreements with certain of its executive officers and directors. The indemnification agreements provide such executive officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. The Registrant currently maintains a directors’ and officers’ liability insurance policy to insure such persons against certain liabilities.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit Number	Exhibit

4	Instrument Defining Rights of Stockholders. Reference is made to Registrant’s Registration Statement No. 000-28139 on Form 8-A12G, which is incorporated herein by reference pursuant to Item 3(f) of this Registration Statement.

5	Opinion of Davis Polk & Wardwell LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5).

24	Power of Attorney (included on signature page).

99.1	Amended and Restated Employee Stock Purchase Plan, which is incorporated herein by reference to Exhibit 10.66 of Form 10-Q filed by the Registrant with the Commission on December 1, 2009

99.2	Stock Option Agreement with Gordon C. Brooks, which is incorporated herein by reference to Exhibit 10.67 of Form 10-Q filed by the Registrant with the Commission on December 1, 2009

99.3	Form of Notice and Restricted Stock Unit Agreement

Item 9.	Undertakings

A. The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement;

(2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California on this 1st day of December 2009.

BLUE COAT SYSTEMS, INC.

By:	/s/ BRIAN M. NESMITH
Brian M. NeSmith
President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That the undersigned officers and directors of Blue Coat Systems, Inc., a Delaware corporation, do hereby constitute and appoint Brian M. NeSmith and Gordon C. Brooks, and either of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and either one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or either one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ BRIAN M. NESMITH Brian M. NeSmith	President, Chief Executive Officer and Director (Principal Executive Officer)	December 1, 2009

/S/ GORDON C. BROOKS Gordon C. Brooks	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 1, 2009

Signature	Title	Date

/S/ DAVID W. HANNA David W. Hanna	Chairman of the Board	December 1, 2009

/S/ JAMES A. BARTH James A. Barth	Director	December 1, 2009

/S/ TIMOTHY A. HOWES Timothy A. Howes	Director	November 19, 2009

/S/ KEITH GEESLIN Keith Geeslin	Director	December 1, 2009

/S/ JAMES R. TOLONEN James R. Tolonen	Director	December 1, 2009

/S/ CAROL G. MILLS Carol G. Mills	Director	November 19, 2009

EXHIBIT INDEX

Exhibit Number	Exhibit

4	Instrument Defining Rights of Stockholders. Reference is made to Registrant’s Registration Statement No. 000-28139 on Form 8-A12G, which is incorporated herein by reference pursuant to Item 3(f) of this Registration Statement.

5	Opinion of Davis Polk & Wardwell LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5).

24	Power of Attorney (included on signature page).

99.1	Amended and Restated Employee Stock Purchase Plan, which is incorporated herein by reference to Exhibit 10.66 of Form 10-Q filed by the Registrant with the Commission on December 1, 2009

99.2	Stock Option Agreement with Gordon C. Brooks, which is incorporated herein by reference to Exhibit 10.67 of Form 10-Q filed by the Registrant with the Commission on December 1, 2009

99.3	Form of Notice and Restricted Stock Unit Agreement